Exhibit 5.1

PETER J. MILLONES Executive Vice President, General Counsel 203-299-8398 peter.millones@priceline.com * Admitted Only in New York

December 4, 2006

priceline.com Incorporated
800 Connecticut Avenue
Norwalk, CT 06854

Ladies and Gentlemen:

        In connection with the registration under the Securities Act of 1933 (the "Act") of 3,824,812 shares (the "Securities") of Common Stock, par value $.008 per share, of priceline.com Incorporated, a Delaware corporation (the "Company"), held by the selling stockholders named in the registration statement relating to the Securities (the "Registration Statement"), I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that, when the Registration Statement has become effective under the Act, the terms of the sale of the Securities have been duly established in conformity with the Company's certificate of incorporation so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and the Securities have been duly issued and sold as contemplated by the Registration Statement, the Securities will be validly issued, fully paid and nonassessable.

        The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

        I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the heading "Validity of the Securities" in the Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
/s/ PETER J. MILLONES Peter J. Millones